Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2012 Financial Results

4Q 2012 Net Operating Income of $5.4 million, $0.07 per diluted share

Full-Year 2012 Net Operating Income of $449.3 million, $5.27 per diluted share

4Q 2012 Net Income of $25.0 million, $0.31 per diluted share

Full-Year 2012 Net Income of $483.7 million, $5.67 per diluted share

•	10.4 percent annual operating ROE, excluding AOCI

•	$780 million of Corporate capital at year-end

•	$472 million returned to shareholders in share repurchases and dividends in 2012

•	13.8 percent annual growth in book value per diluted share, excluding AOCI

•	$163 million after-tax reportable catastrophe losses in 2012

NEW YORK, Feb. 6, 2013 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the fourth quarter and full-year ended Dec. 31, 2012.

“In 2012 we accelerated growth in our targeted specialty businesses and prudently managed capital for our shareholders,” said Robert B. Pollock, president and CEO of Assurant. “Superstorm Sandy significantly affected our results for the fourth quarter and full-year 2012 as we helped our customers recover from the devastation. With 2013 underway, we remain focused on profitable growth and achieving steady improvements across our businesses as we continue to provide our customers with superior service.”

Fourth Quarter 2012 Consolidated Results

•

Net operating income[1] decreased to $5.4 million, or $0.07 per diluted share, compared to $151.2 million, or $1.61 per diluted share in the fourth quarter of 2011. Results were adversely affected by $135.0 million of reportable catastrophe losses from Superstorm Sandy at Assurant Specialty Property and $28.1 million related to an intangible asset impairment and a workforce restructuring charge at Assurant Solutions. Absent these items, net operating income would have increased primarily due to improved results at Assurant Specialty Property.

•

Net income decreased to $25.0 million, or $0.31 per diluted share, compared to fourth quarter 2011 net income of $159.2 million, or $1.70 per diluted share. Fourth quarter 2012 net income reflected higher reportable catastrophe losses compared to fourth quarter 2011. Net realized gains were $19.6 million in fourth quarter 2012, compared to $8.0 million in fourth quarter 2011.

•	Net earned premiums, fees and other income were $2.0 billion, up 2 percent compared to fourth quarter 2011, primarily due to continued growth at Assurant Specialty Property.

•

Net investment income was flat at $172.1 million, compared to $171.6 million in fourth quarter 2011. Results in the fourth quarter 2012 benefited from $2.3 million of increased investment income from real estate joint venture partnerships, offset by lower investment yields.

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Full-Year 2012 Consolidated Results

•

Net operating income increased to $449.3 million, or $5.27 per diluted share, compared to $437.9 million, or $4.48 per diluted share in 2011, primarily due to improved results at Assurant Employee Benefits and Assurant Health. Full-year 2012 results included $162.7 million of reportable catastrophe losses, compared to $102.4 million in 2011.

•

Net income decreased to $483.7 million, or $5.67 per diluted share, compared to $539.0 million, or $5.51 per diluted share in 2011. Full-year results were affected by higher reportable catastrophe losses compared to 2011. Net realized gains were $41.8 million in 2012, compared to $21.1 million in 2011. Results in 2011 benefited from an $80.0 million reduction in a tax valuation allowance.

•	Net earned premiums, fees and other income were $7.7 billion, up 2 percent compared to 2011, due to continued growth at Assurant Specialty Property and Assurant Solutions.

•

Net investment income increased to $713.1 million, up from $689.5 million in 2011. Results in 2012 benefited from $29.0 million of increased investment income from real estate joint venture partnerships, offset by lower investment yields.

Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	4Q	4Q	12 Months	12 Months
(dollars in millions, net of tax)	2012	2011	2012	2011
Assurant Solutions	$3.3	$26.2	$123.8	$136.1
Assurant Specialty Property	10.2	115.3	305.0	303.7
Assurant Health	0.2	22.7	52.0	40.9
Assurant Employee Benefits	17.1	14.5	58.1	43.1
Corporate and other	(18.6)	(21.0)	(62.4)	(60.0)
Amortization of deferred gain on disposal of businesses	3.0	3.3	12.0	13.3
Interest expense	(9.8)	(9.8)	(39.2)	(39.2)

Net operating income	5.4	151.2	449.3	437.9

Adjustments:
Net realized gains on investments	19.6	8.0	41.8	21.1
Change in tax valuation allowance	—	—	—	80.0
Change in tax liabilities	—	—	(7.4)	—

Net income	$25.0	$159.2	$483.7	$539.0

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last eight quarters (page 20), is available in the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

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Assurant Solutions

(in millions)	4Q12	4Q11	% Change	12M12	12M11	% Change
Net operating income	$3.3	$26.2	(87)%	$123.8	$136.1	(9)%
Net earned premiums, fees and other	$719.6	$691.3	4%	$2,893.3	$2,703.6	7%

•

Net operating income decreased in fourth quarter 2012, reflecting a $20.4 million intangible asset impairment, a $7.7 million workforce restructuring charge and weaker domestic results. Results benefited from a $3.5 million favorable change in tax liabilities. Fourth quarter 2011 included a $4.9 million charge to increase a preneed reserve for unreported claims. Excluding disclosed items, full-year 2012 net operating income was flat compared to 2011 as growth and favorable experience in Latin America were offset by weaker domestic results in the fourth quarter.

•

Net earned premiums, fees and other income increased in fourth quarter and full-year 2012. For the quarter, growth from international service contracts offset a decline in domestic service contracts caused by the previously disclosed loss of a mobile client effective Oct. 1, 2012. Full-year 2012 results benefited from growth in domestic service contracts and international credit and service contracts. Fee income increased for the quarter and full-year due to higher preneed and domestic service contract sales.

•	Gross written premiums and face sales increased in fourth quarter and full-year 2012 from growth in domestic and international service contracts as well as preneed.

•

Domestic combined ratio for fourth quarter 2012 increased to 104.6 percent, compared to 97.5 percent in fourth quarter 2011. The change was primarily due to a $7.5 million workforce restructuring charge, increased investment to support business growth and less favorable underwriting experience in domestic service contracts. For full-year 2012, the domestic combined ratio was 98.9 percent versus 97.3 percent in 2011. Excluding disclosed items, the domestic combined ratio for full-year 2012 increased to 98.7 percent, primarily due to the fourth quarter items noted above.

•

International combined ratio for the fourth quarter increased to 112.4 percent, compared to 103.9 percent in 2011. The results reflect a $26.5 million intangible asset impairment charge and a $4.1 million workforce restructuring charge. For full-year 2012, the international combined ratio increased to 104.8 percent versus 104.0 percent in 2011. Excluding disclosed items, the international combined ratio improved to 102.4 percent in 2012, reflecting growth and better underwriting results primarily in Latin America.

Assurant Specialty Property

(in millions)	4Q12	4Q11	% Change	12M12	12M11	% Change
Net operating income	$10.2	$115.3	(91)%	$305.0	$303.7	0%
Net earned premiums, fees and other	$583.9	$517.6	13%	$2,152.7	$1,984.0	9%

•

Net operating income decreased in fourth quarter 2012 due to $135.0 million of reportable catastrophe losses, compared to none in fourth quarter 2011. Results for full-year 2012 improved despite an increase in reportable catastrophe losses from $102.4 million in 2011 to $162.7 million in 2012. Growth in lender-placed loan portfolios from both new and existing clients and lower non-catastrophe losses benefited results.

•

Net earned premiums, fees and other income increased in fourth quarter and full-year 2012. Growth in lender-placed loan portfolios from new and existing clients and multi-family housing products drove results.

•

Combined ratio increased in the fourth quarter and full-year 2012, reflecting higher catastrophe losses. For the quarter, the combined ratio increased to 101.6 percent, compared to 70.8 percent in fourth quarter 2011. For 2012, the combined ratio increased to 83.3 percent from 82.0 percent in 2011.

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Assurant Health

(in millions)	4Q12	4Q11	% Change	12M12	12M11	% Change
Net operating income	$0.2	$22.7	(99)%	$52.0	$40.9	27%
Net earned premiums, fees and other	$389.1	$445.5	(13)%	$1,620.0	$1,752.9	(8)%

•

Net operating income declined for fourth quarter 2012 due to lower net earned premiums, resulting from a continued shift in product mix and fewer small group insured lives. In addition, continued favorable loss experience on certain blocks of business led to increasing the liability for minimum loss ratio (MLR) rebates in the fourth quarter, reducing net operating income by $9.7 million. Fourth quarter 2011 included a favorable adjustment to the MLR rebate, which increased net operating income by $4.4 million. For full-year 2012, results improved primarily due to $13.8 million of additional investment income from real estate joint venture partnerships and lower operating expenses. Full-year 2011 included a $4.8 million favorable disclosed item.

•

Net earned premiums, fees and other income decreased for fourth quarter and full-year 2012, reflecting fewer small group insured lives and a continued shift in product mix, partially offset by growth in affordable choice and supplemental products. Fourth quarter 2012 also included the higher rebate accrual noted above, reducing net earned premiums by $14.9 million.

•

Sales were flat in the quarter. Growth in affordable choice and supplemental products and individual major medical product sales from the rollout of the Aetna Signature Administrators® network was partially offset by lower small employer group sales. Sales for the full-year declined due to lower small employer group sales.

Assurant Employee Benefits

(in millions)	4Q12	4Q11	% Change	12M12	12M11	% Change
Net operating income	$17.1	$14.5	18%	$58.1	$43.1	35%
Net earned premiums, fees and other	$258.3	$268.0	(4)%	$1,042.7	$1,089.4	(4)%

•	Net operating income increased for fourth quarter and full-year 2012, reflecting favorable experience across major product lines.

•

Net earned premiums, fees and other income declined in fourth quarter and full-year 2012 due to the previously disclosed loss of two disability clients. Premiums from voluntary insurance products increased in the quarter and full-year 2012.

•

Sales increased modestly in the fourth quarter due to growth in voluntary products. For full-year 2012, sales decreased slightly due to economic challenges facing small employer groups. Growth in voluntary sales partially offset the decline.

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Corporate & Other

(in millions)	4Q12	4Q11	% Change	12M12	12M11	% Change
Net operating loss	$(18.6)	$(21.0)	11%	$(62.4)	$(60.0)	(4)%

•

Net operating loss decreased for fourth quarter primarily reflecting a slight gain related to the disposition of a non-core business. Full-year 2012 results included additional Corporate investment in areas targeted for growth.

Capital Position

•

Corporate capital stood at approximately $780 million as of Dec. 31, 2012. Excluding a $250 million risk buffer, deployable capital totaled approximately $530 million. For full-year 2012, the business segments paid approximately $580 million of dividends, net of infusions, to the holding company, exceeding segment operating income.

•

Share repurchases and dividends totaled $472 million for full-year 2012. Dividends to shareholders in 2012 totaled $69.4 million. During 2012, the Company repurchased 11 million shares, or 12 percent of its common stock outstanding at the end of 2011, at a cost of $402.7 million. Early in the fourth quarter, Assurant repurchased 852,000 shares of its common stock for $33.4 million. Superstorm Sandy made landfall Oct. 29, 2012. Pending loss estimates, Assurant did not implement a new share repurchase program. By the time a loss estimate was announced Dec. 18, 2012, the Company was in an earnings blackout period. Assurant has $503 million remaining in the current repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.4 billion at Dec. 31, 2012, up slightly from Dec. 31, 2011.

•

Book value per diluted share[2], excluding AOCI, increased 13.8 percent to $53.87 at Dec. 31, 2012 from $47.34 at Dec. 31, 2011. AOCI increased $272.8 million to $830.4 million as of Dec. 31, 2012 from $557.6 million at Dec. 31, 2011.

•

Annual operating return on average equity (ROE)[3], excluding AOCI, was 10.4 percent in 2012 compared to 10.1 percent in 2011. Full-year 2012 results reflected $162.7 million of reportable catastrophe losses versus $102.4 million in 2011.

•

Total assets as of Dec. 31, 2012 were approximately $28.9 billion. The ratio of debt to total capital[4], excluding AOCI, declined to 18.3 percent at Dec. 31, 2012 from 18.4 percent at Dec. 31, 2011. The ratio of invested assets to equity remained unchanged at 2.9 percent from Dec. 31, 2011.

Other Items

•

As previously disclosed, the Company adopted amendments to existing guidance on accounting for deferred acquisition costs on Jan. 1, 2012. This guidance was adopted retrospectively and applied to all prior financial information. The change caused a reduction in stockholders’ equity as of Jan. 1, 2012 of approximately $153 million, or 3 percent. The equity adjustment was non-cash and affected only U.S. GAAP financial statements.

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Company Outlook

For full-year 2013, based on current market conditions, the Company expects:

•

Assurant Solutions to achieve modest growth in net earned premiums and fees, reflecting increased sales in domestic and international service contracts. Expense management efforts to continue. The international full-year 2013 combined ratio to improve 100 to 200 basis points from 102.4 percent reported in 2012, excluding disclosed items. The domestic combined ratio to remain near the 98 percent target. Earnings to improve modestly from 2012, excluding disclosed items.

•

Assurant Specialty Property’s net earned premiums and fees to increase slightly compared to 2012 due to higher volume in lender-placed loan portfolios and growth in multi-family housing products. Overall results to be affected by changes in placement rates, premium rates and catastrophe losses. Expense ratio to remain consistent with 2012. Non-catastrophe loss ratio to increase due to higher frequency of such losses.

•

Assurant Health’s earnings to decline due to ongoing implementation of health care reform and less 2012 investment income from real estate joint venture partnerships. Expense management efforts to continue. Net earned premiums and fees to decline reflecting product mix changes. Insured lives overall to increase as consumers look for affordable health care alternatives.

•

Assurant Employee Benefits’ net earned premiums and fees to be consistent with 2012 levels. Voluntary insurance products to continue to grow as the segment adapts to the challenging economic outlook in the small employer market. Earnings to decline from 2012 due to lower investment income and a planned 50 basis point reduction (to 4.25 percent) to the reserve discount rate for new long-term disability claims in 2013, reflecting the continued low interest environment.

•	Corporate & Other full-year 2013 net operating loss to be $65-$70 million due to additional investment in areas targeted for growth.

•

Capital Deployment to enhance risk-adjusted returns through share repurchases, dividends and selective investments in growth, subject to market conditions and legal restrictions. 2013 dividends from the business segments to Corporate to approximate net operating income subject to the growth of the businesses, rating agency and regulatory capital requirements and investment performance.

Earnings Conference Call

•

The fourth quarter and full-year 2012 earnings conference call and webcast will be held on Thurs., Feb. 7, 2013 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant provides debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; solar project insurance; lender-placed homeowners insurance; renters insurance and related products;

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manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $29 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,500 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:

Vera Carley

Director, Media Relations and Financial Communications

Phone: 212-859-7002

vera.carley@assurant.com

Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212-859-7197

francesca.luthi@assurant.com

OR

Suzanne Shepherd

Director, Investor Relations

Phone: 212-859-7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of the premium rates we charge, increases in the claims we pay or other expenses;

(ii)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(iii)	loss of significant client relationships, distribution sources and contracts;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(v)	current or new laws and regulations that could increase our costs and decrease our revenues;

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(vi)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(vii)	deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill;

(viii)	risks related to outsourcing activities;

(ix)	failure to attract and retain sales representatives or key managers;

(x)	losses due to natural or man-made catastrophes;

(xi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xii)	inadequacy of reserves established for future claims;

(xiii)	failure to predict or manage benefits, claims and other costs;

(xiv)	uncertain tax positions and unexpected tax liabilities;

(xv)	fluctuations in exchange rates and other risks related to our international operations;

(xvi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xvii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk, other than temporary impairments and increases in interest rates);

(xviii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xix)	inability of reinsurers to meet their obligations;

(xx)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxi)	cyber-security threats and cyber attacks;

(xxii)	failure to effectively maintain and modernize our information systems;

(xxiii)	data breaches compromising client information and privacy;

(xxiv)	failure to find and integrate suitable acquisitions and new ventures;

(xxv)	inability of our subsidiaries to pay sufficient dividends;

(xxvi)	failure to provide for succession of senior management and key executives;

(xxvii)	significant competitive pressures in our businesses; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2011 Annual Report on Form 10-K, Third Quarter Form 10-Q and upcoming 2012 Annual Report on Form 10-K, each as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

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(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $64.14 and $53.46 as of Dec. 31, 2012 and Dec. 31, 2011, respectively, as shown in the reconciliation table below.

	4Q	4Q
	2012	2011
Book value per diluted share (excluding AOCI)	$53.87	$47.34
Change due to effect of including AOCI	10.27	6.12

Book value per diluted share	$64.14	$53.46

(3)	Assurant uses annual operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. The Company believes annual operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period. Consolidated GAAP ROE for the twelve months ended Dec. 31, 2012 was 9.6 percent as shown in the following reconciliation table.

Twelve Months
2012
Annual operating return on average equity (excluding AOCI)	10.4%
Net realized gains on investments	1.0%
Change in tax liabilities	(0.2)%
Change due to effect of including AOCI	(1.6)%

Annual GAAP return on average equity	9.6%

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(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of Dec. 31, 2012 and Dec. 31, 2011 was 15.8 percent and 16.6 percent, respectively, as shown in the following reconciliation table.

	4Q	4Q
	2012	2011
Debt to total capital ratio (excluding AOCI)	18.3%	18.4%
Change due to effect of including AOCI	(2.5)%	(1.8)%

Debt to total capital ratio	15.8%	16.6%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and 12 Months Ended Dec. 31, 2012 and 2011

	4Q	4Q	12 Months
	2012	2011	2012	2011
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums and other considerations	$1,829,206	$1,817,733	$7,236,984	$7,125,368
Net investment income	172,086	171,639	713,128	689,532
Net realized gains on investments	30,174	12,225	64,353	32,580
Amortization of deferred gain on disposal of businesses	4,596	5,108	18,413	20,461
Fees and other income	124,914	104,826	475,392	404,863

Total revenues	2,160,976	2,111,531	8,508,270	8,272,804

Benefits, losses and expenses
Policyholder benefits	1,031,539	872,431	3,655,404	3,749,734
Selling, underwriting, general and administrative expenses	1,079,536	975,388	4,034,809	3,756,583
Interest expense	15,078	15,076	60,306	60,360

Total benefits, losses and expenses	2,126,153	1,862,895	7,750,519	7,566,677

Income before provision for income taxes	34,823	248,636	757,751	706,127
Provision for income taxes	9,836	89,484	274,046	167,171

Net income	$24,987	$159,152	$483,705	$538,956

Net income per share:
Basic	$0.31	$1.72	$5.74	$5.58
Diluted	$0.31	$1.70	$5.67	$5.51

Dividends per share	$0.21	$0.18	$0.81	$0.70

Share data:
Basic weighted average shares outstanding	79,967,001	92,356,898	84,276,427	96,626,306

Diluted weighted average shares outstanding	81,037,457	93,677,417	85,307,065	97,795,309

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Dec. 31, 2012 and Dec. 31, 2011

	December 31,	December 31,
	2012	2011
	(in thousands)

Assets
Investments and cash and cash equivalents	$15,885,722	$15,192,878
Reinsurance recoverables	6,141,737	5,411,064
Deferred acquisition costs	2,861,163	2,492,857
Goodwill	640,714	639,097
Assets held in separate accounts	1,731,873	1,694,729
Other assets	1,685,398	1,589,237

Total assets	$28,946,607	$27,019,862

Liabilities
Policyholder benefits and claims payable	$12,474,095	$11,796,325
Unearned premiums	6,192,260	5,482,017
Debt	972,399	972,278
Liabilities related to separate accounts	1,731,873	1,694,729
Deferred gain on disposal of businesses	115,620	134,033
Accounts payable and other liabilities	2,274,994	2,066,530

Total liabilities	23,761,241	22,145,912

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,354,963	4,316,374
Accumulated other comprehensive income	830,403	557,576

Total stockholders’ equity	5,185,366	4,873,950

Total liabilities and stockholders’ equity	$28,946,607	$27,019,862